Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated January 9, 2013

J.P. Morgan US Treasury Note Futures (G) Tracker

Index Highlight - January 2013

OVERVIEW
The  JPMorgan US Treasury  Note  Futures  (G) Tracker  Index (the  "Index") is a
proprietary  J.P.  Morgan  strategy  that  seeks to  replicate  the  returns  of maintaining a long position in 10-Year U.S. Treasury notes futures contracts.

Hypothetical and Actual Historical Performance --Dec 31, 2002 to Dec 31, 2012
[GRAPHIC OMITTED]

Key Features of the Index

[]  Synthetic  index which aims to  replicate  a rolling  position in US 10 year
Treasury Futures;

[] Notionally rolled on a quarterly basis(2), prior to the expiry of the current front month contract;

[] The futures  contract is based on U.S.  Treasury notes  maturing  between 6.5 years and 10 years from the delivery month;

[] Levels published on Bloomberg under the ticker RFJGUSBE

Recent Index Performance
                         Historical Return
------------------------ -----------------
Dec 2012                     -0.64%
------------------------ -----------------
Nov 2012                     0.82%
------------------------ -----------------
Oct 2012                     -0.34%
------------------------ -----------------

Hypothetical and Historical Total Returns (%) and Volatility (%) -- Dec 31,
2012

Three Year Annualized Return(1)   7.91%
--------------------------------- -----
Five Year Annualized Return(1)    7.17%
--------------------------------- -----
Ten Year Annualized Return(1)     4.60%
--------------------------------- -----
Ten Year Annualized Volatility(3) 6.62%
--------------------------------- -----
Ten Year Sharpe Ratio(4)          0.694
--------------------------------- -----

Notes

1) Represents the performance of the Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily Index closing levels from Dec 31,2002 through Aug 27, 2009, and the actual historical performance of the Index based on the daily Index closing level from Aug 28,
2009 through Dec 31, 2012, as well as the performance of the US Generic
Government 10 Year Yield Index over the same period. There is no guarantee of any future performance for these indices based on this information. Source:
Bloomberg and JPMorgan.

2) On a quarterly basis (generally, the second to last business day in February,
May, August and November), J.P. Morgan Securities Ltd., or JPMSL, acting as the
Index calculation agent, will rebalance the Index to take synthetic long positions in the next 10 year Treasury Futures Contract scheduled to expire immediately following the contract closest to expiration.

3) Calculated based on the annualized standard deviation for the ten year period prior to Dec 31, 2012

4) For the above analysis, the Sharpe Ratio, which is a measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility.

                                                                January 09, 2013

Key Risks

_ Our affiliate, JPMSL, is the index calculation agent and may adjust the Index in a way that affects its level. The policies and judgments for which JPMSL is responsible could have an impact, positive or negative, on the level of the
Index and the value of your investment. JPMSL is under no obligation to consider your interest as an investor in financial instruments linked to the Index.

_ The Index comprises notional assets only. You will not have any claim against any of the 10-year Treasury futures underlying the Index or the related Treasury securities. _ Interest Rate Risk - The level of the Index changes daily, at times significantly based upon the current market prices of the volatile 10-year
Treasury futures contracts and the related Treasury notes. These market prices are influenced by a variety of factors, particularly interest rate changes, the yields on the Treasury futures/notes as compared to current market interest rates and the actual or perceived credit quality of the U.S. government.

_ The Index may be subject to high levels of volatility. Futures contracts on the 10-year U.S. Treasury notes are highly leveraged and often display higher volatility and less liquidity than the 10-year U.S. Treasury Notes.

_ The settlement price of 10 year Treasury Futures may not be readily available.

_ The Index was established in August 2009 and therefore has a limited operating history.

_ The Index may in the  future be  subject to an  adjustment  factor  that could negatively affect the level of the Index.

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in the relevant product supplement and the
"Selected Risk Considerations" in the relevant term sheet or pricing supplement.
Index Disclaimers The Index was developed, complied, prepared and arranged by
JPMorgan through the expenditure of substantial time, effort and money and constitutes valuable intellectual property and trade secrets of JPMorgan. All right, title, and interest in and to the Index is vested in JPMorgan and the
Index cannot be used without JPMorgan's prior written consent. Information herein is believed to be reliable but JPMorgan does not warrant its completeness or accuracy.

DISCLAIMER

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(including a prospectus) with the Securities and Exchange Commission (the "SEC")
for any offerings to which these materials relate. Before you invest in any
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product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities.
You may get these documents without cost by visiting EDGAR on the SEC Website at
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in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free (866) 535-9248.

Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-177923 January 09, 2013

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